UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) October 13, 2005
AVNET, INC.

(Exact Name of Registrant as Specified in Its Charter)
New York

(State or Other Jurisdiction of Incorporation)

1-4224	11-1890605

(Commission File Number)	(IRS Employer Identification No.)

2211 South 47th Street, Phoenix, Arizona	85034

(Address of Principal Executive Offices)	(Zip Code)
(480) 643-2000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
Amended and Restated Credit Agreement; Amended and Restated Guaranty
On October 13, 2005 Avnet, Inc. ( “Avnet”) and certain of Avnet’s U.S. and Non U.S. subsidiaries (the “Subsidiary Borrowers”) entered into an amended and restated five-year $500 million unsecured revolving credit facility (the “Amended and Restated Credit Agreement”) with the lenders from time to time party thereto. Bank of America, N.A. will act as administrative agent, swing line lender and letter of credit issuer, Banc of America Securities LLC acted as joint lead arranger and sole book manager, ABN Amro Incorporated acted as Joint Lead Arranger, and Credit Suisse, Cayman Islands Branch, the Bank of Nova Scotia and BNP Paribas acted as co-documentation agents. The Amended and Restated Credit Agreement has a $50 million accordion feature allowing Avnet to increase its borrowing capacity to up to $550 million, subject to obtaining commitments for the incremental capacity from existing or new lenders. Up to $100 million under the Amended and Restated Credit Agreement will be available in the form of letters of credit. The Amended and Restated Credit Agreement expires on October 13, 2010. Monies borrowed by Avnet under the Amended and Restated Credit Agreement will be used by Avnet for general corporate purposes.
Avnet and the Subsidiary Borrowers may borrow under the Amended and Restated Credit Agreement. Avnet has guaranteed (the “Amended and Restated Guaranty”) the obligations of the Subsidiary Borrowers under the Amended and Restated Credit Agreement. Loans may be made, and letters of credit may be issued, under the Amended and Restated Credit Agreement in U.S. Dollars, British Pounds Sterling, Euros, Japanese Yen and other specified currencies.
The interest rate applicable to any loan under the Amended and Restated Credit Agreement is, at Avnet’s option, either LIBOR plus an “applicable margin” (as defined below), or an “alternate base rate” (defined as the higher of (i) the Bank of America prime rate and (ii) the Federal Funds rate plus 0.50% per annum). The “applicable margin” is determined based on the long term unsecured senior, non-credit enhanced debt ratings (“Debt Ratings”) of Avnet by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. Based on Avnet’s current Debt Ratings, the applicable margin shall be 0.80% per annum. Any loan denominated in a foreign currency shall bear interest at a rate equal to LIBOR plus the applicable margin. Letter of credit fees will be calculated by multiplying the actual daily maximum amount available to be drawn under all letters of credit outstanding times the applicable margin. Swingline loans shall bear interest at the alternate base rate.
Avnet’s ability to borrow monies in the future under the Amended and Credit Agreement is subject to certain conditions, including compliance with certain covenants and making certain representations and warranties. These covenants require Avnet to comply with various financial ratios and tests and restrict, among other things, Avnet’s ability to incur debt; incur liens; merge or consolidate with other companies; enter into agreements that limit its or its subsidiaries’ ability to incur liens or its subsidiaries ability to pay dividends; and make certain acquisitions, and a covenant that limits the amount of dividends or distributions that may be paid to stockholders. Events of default under the Amended and Restated Credit Agreement include the failure to pay principal or interest when due; the breach of any representation or warranty; covenant defaults; insolvency of Avnet or certain subsidiaries; imposition of certain judgments; certain events relating to the Employee Retirement Income Security Act of 1974 (as amended); a change in control (with respect to Company’s board of directors or the ownership of Avnet’s shares); impairment of loan documentation or any guarantees; and cross-defaults to certain other indebtedness.
In the ordinary course of their respective businesses, some of the lenders under the Amended and Restated Credit Agreement, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for Avnet and its affiliates.
The foregoing descriptions of the Amended and Restated Credit Agreement and the Avnet Guaranty are qualified in their entirety by reference to such agreements, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Report on Form 8-K.
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required hereunder is provided under Item 1.01 above and incorporated herein by reference.
ITEM 7.01. Regulation FD Disclosures.

On October 14, 2005, Avnet issued a press release announcing that Avnet had entered into the Amended and Restated Credit Agreement. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c)	Exhibits

10.1	Amended and Restated Credit Agreement dated as of October 13, 2005.

10.2	Amended and Restated Guaranty dated as of October 13, 2005

99.1	Press Release of Avnet, Inc. dated October 14, 2005.
S I G N A T U R E
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVNET, INC. (Registrant)
Date: October 17, 2005	By:	/s/ Raymond Sadowski
Raymond Sadowski
Senior Vice President and Chief Financial Officer